UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 15, 2014

CareFusion Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-34273	26-4123274
(Commission File Number)	(IRS Employer Identification Number)

3750 Torrey View Court, San Diego, California 92130

(Address of Principal Executive Offices, Including Zip Code)

(858) 617-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On May 15, 2014, CareFusion Corporation (the “Company”) issued a news release announcing the pricing of its underwritten public offering of $300 million aggregate principal amount of 1.450% Senior Notes due 2017 (the “2017 Notes”), $400 million aggregate principal amount of 3.875% Senior Notes due 2024 (the “2024 Notes”) and $300 million aggregate principal amount of 4.875% Senior Notes due 2044 (the “2044 Notes” and, together with the 2017 Notes and the 2024 Notes, the “Notes”). The public offering price of the 2017 Notes was 99.861% of the principal amount, the public offering price of the 2024 Notes was 99.837% of the principal amount, and the public offering price of the 2044 Notes was 99.315% of the principal amount.

The offering of the Notes is expected to close on May 22, 2014, subject to customary closing conditions. The Company expects to receive net proceeds of approximately $987.9 million from the offering of the Notes, after deducting the underwriting discount and estimated offering expenses. The Company intends to use a portion of the net proceeds from the offering to repay at maturity its $450 million in aggregate outstanding principal amount of 5.125% Senior Notes due 2014. The Company intends to use the remaining net proceeds of the offering for general corporate purposes.

A copy of the news release is furnished as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events

On May 15, 2014, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein (collectively, the “Underwriters”), in connection with the issuance and sale by the Company of the Notes. Pursuant to the Underwriting Agreement, the Company agreed to sell the Notes to the Underwriters, and the Underwriters agreed to purchase the Notes for resale to the public. The Underwriting Agreement includes customary representations, warranties and covenants by the Company. It also provides for customary indemnification by each of the Company and the Underwriters against certain liabilities and customary contribution provisions in respect of those liabilities.

The description of the Underwriting Agreement in this Form 8-K is a summary and is qualified in its entirety by the terms of the Underwriting Agreement, which is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

From time to time, the Underwriters or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses. In particular, affiliates of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated act as lead arrangers and joint bookrunners under the Company’s $750 million senior unsecured revolving credit facility, and affiliates of certain of the Underwriters are lenders under the Company’s senior unsecured revolving credit facility.

The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of the specific date (or dates) set forth therein, and were solely for the benefit of the parties to the Underwriting Agreement and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Underwriting Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Underwriting Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Underwriting Agreement, which subsequent developments may not be fully reflected in the Company’s public disclosure.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement, dated as of May 15, 2014, among the Company and Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein

99.1	News release issued by CareFusion Corporation on May 15, 2014*

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CareFusion Corporation
(Registrant)

Date: May 15, 2014	By:	/s/ Joan Stafslien
	Name:	Joan Stafslien
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

1.1	Underwriting Agreement, dated as of May 15, 2014, among the Company and Barclays Capital Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives of the several underwriters named therein

99.1	News release issued by CareFusion Corporation on May 15, 2014*

*	Furnished herewith.